Exhibit 4.1

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

No. _________	Date of Issuance: _______________

$____________

FOR VALUE RECEIVED, BioRegenx, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of (the “Purchaser”), the principal sum of $_________________, together, together with all accrued but unpaid interest on such principal amount, at the rates and times provided in this pay-in-kind promissory note (this “NOTE”) and at such locations as the Holder may specify from time to time.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement.

1. Principal Payments. All payments of principal will be made in either, at the Purchaser’s sole discretion: (a) cash in lawful money of the United States of America paid and delivered at the principal office or residence of the Purchaser, or at such other place as the Purchaser may from time to time designate in writing to the Company; or (b) in the form of Conversion Shares in that number thereof equal to the quotient (rounded down to the nearest whole share) obtained by dividing (i) the amount of outstanding principal by (ii) the Conversion Price.

2. Interest Payments. From and including the date hereof to, but excluding, the Maturity Date (as defined below), interest on the Note(s) shall accrue on the unpaid principal amount (including as increased by all accrued and unpaid PIK Interest (as defined below)) of the Note(s) outstanding from time to time at a rate per annum equal to 16.00% and shall be payable in United States dollars semi-annually in arrears on June 30 and December 31 of each year (and on the “Maturity Date”), commencing on _____________, or if any such day is not a Business Day, on the immediately prior Business Day (each, an “Interest Payment Date”). Payments of accrued interest equal to 6% will be made semi-annually in cash in lawful money of the United States of America. Payments of accrued interest equal to 10% on any Interest Payment Date will be paid by capitalizing such interest (the “PIK Interest”) and adding it to (and thereby increasing) the outstanding principal amount of the Note (as increased by any prior payments of PIK Interest). All interest on the Note so capitalized shall be paid on or prior to the Maturity Date in accordance with the terms and conditions of the Note. Interest shall be calculated on the basis of a 360-day year and actual days elapsed.

3. Prepayment Option. The Company shall have the privilege and option, without penalty or forfeiture, to pay the entire principal amount of this Note or any part thereof, together with the appropriate number of Conversion Shares for all accrued interest thereon to the date of prepayment, at any time prior to the Maturity Date, but subject to the notice requirements as described below. Prior to making such payment, the Company shall provide the Purchaser with written notice 15 days prior to the date of payment or payoff, and during such 15-day period, the Purchaser shall have the right to convert this Note in accordance with Section 4.1 of the Purchase Agreement by providing the Optional Conversion Notice to the Company. In the event of prepayment, should the Purchaser wish NOT to convert, the Purchaser may take no action, or the Purchaser may notify the Company by written notice of the Purchaser’s demand to receive prepayment in lieu of optional conversion. For each prepayment of principal under this Note, the Company shall pay the Purchaser a pro-rata amount of such prepayment based on the then outstanding principal under this Note and the total then outstanding principal under all of the Notes.

4. Conversion of the Notes. This Note and any amounts due hereunder is convertible into Conversion Shares in accordance with the terms of Section 4 of the Purchase Agreement.

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5. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Purchaser will be governed by the terms of the Purchase Agreement.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the Company and the Purchaser; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Requisite Noteholders. Any transfer of this Note may be affected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Purchaser and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Purchasers (or their respective successors or assigns).

7. Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

8. Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Purchaser as a payment of principal.

9. Transfer of Notes. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

10. Events of Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Requisite Noteholders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (b) or (c) below), this Note shall accelerate, and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)	the Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)	the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c)	an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company).

11. Company Waiver; Delays and Omissions. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Purchaser, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

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12. Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Tennessee, without giving effect to the conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Tennessee.

13. Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

BioRegenx, Inc.

By: ______________________

William Resides

Chief Executive Officer

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